Exhibit 4.2

SECOND amended and restated MYT NETHERLANDS PARENT B.V.
2023 OMNIBUS INCENTIVE COMPENSATION PLAN

1.	GENERAL

1.1	Purpose

The purpose of this Second Amended and Restated MYT Netherlands Parent B.V. 2023 Omnibus Incentive Compensation Plan (as may be amended or restated from time to time, the “Plan”) is to help the Company (as hereinafter defined): (1) attract, retain and motivate key employees (including prospective employees) and consultants and non-employee directors of the Company and its subsidiaries or affiliates; (2) align the interests of such persons with the Company’s shareholders; and (3) promote ownership of the Company’s equity or pay incentive compensation, including incentive compensation measured by reference to the value of the Company’s equity.

1.2	Definitions of Certain Terms

For purposes of this Plan, the following terms have the meanings set forth below:

1.2.1	“Acquisition Awards” has the meaning set forth in Section 1.6.1.

1.2.2	“ADSs” means American Depositary Shares, representing Ordinary Shares on deposit with a United States banking institution or trust company selected by the Company and which are registered pursuant to a Form F-6.

1.2.3	“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

1.2.4	“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Shares.

1.2.5	“Award” means an award made pursuant to the Plan.

1.2.6	“Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.7	“Business Combination” has the meaning provided in the definition of Change in Control.

1.2.8	“Cause” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (b) with respect to any other Grantee, except as otherwise set forth in an Award Agreement, the occurrence of any of the following: (i) such Grantee’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction, (ii) such Grantee’s attempted commission of, or participation in, a fraud or theft against the Company or any of its Subsidiaries or Affiliates or any client thereof, (iii) such Grantee’s engagement in gross misconduct that causes financial or reputation harm to the Company or any of its Subsidiaries or Affiliates, (iv) such Grantee’s repeated failure to substantially perform his or her duties and responsibilities to the Company or any of its Subsidiaries or Affiliates (other than failure resulting from such Grantee’s Disability), (v) such Grantee’s material violation of any contract or agreement between the Grantee and the Company or any of its Subsidiaries or Affiliates, or any written policy or provision of the code of business conduct and ethics or any other established code of conduct of the Company or any of its Subsidiaries or Affiliates, in each case, to which such Grantee is subject or (vi) such Grantee’s habitual abuse of narcotics.

1.2.9	“Certificate” means a share certificate, an extract of the relevant pages of the register of shareholders of the Company or other appropriate document or evidence of ownership representing Shares.

1.2.10	“Change in Control” means, unless otherwise set forth in an Award Agreement, the occurrence of any of the following events:

(a)            during any period of not more than 36 months, individuals who constitute the Supervisory Board as of the beginning of the period (the “Incumbent Supervisory Board Members”) cease for any reason to constitute at least a majority of the Supervisory Board, provided, that any person becoming a member of the Supervisory Board subsequent to the beginning of such period, whose nomination for appointment was approved by a vote of at least three-quarters of the Incumbent Supervisory Board Members then serving on the Supervisory Board (which approval may be evidenced by the adoption of a specific resolution on such nomination or by adoption of a resolution approving the proxy statement of the Company in which such person is named as a nominee for the Supervisory Board) will be an Incumbent Supervisory Board Member; provided, that no individual initially appointed to the Supervisory Board who was not nominated for appointment by a vote of at least three-quarters of the Incumbent Supervisory Board Members will be deemed to be an Incumbent Supervisory Board Member;

(b)            any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Supervisory Board (“Company Voting Securities”); provided, that the event described in this paragraph (a) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company or any of its Affiliates, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, (C) by any Affiliate of any Sponsor; (D) by any Dutch foundation (stichting) pursuant to a call option authorized by the shareholders of the Company or pursuant to the conversion of any preference shares issued upon exercise thereof; (E) by any underwriter temporarily holding securities pursuant to an offering of such securities or (F) pursuant to a Non-Qualifying Transaction (as defined in paragraph (b) of this definition);

(c)            the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the general meeting of the Company, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of the entity resulting from such Business Combination (the “Surviving Entity”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Supervisory Board Members at the time of the Supervisory Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or

(d)            the consummation of a sale of all or substantially all of the Company’s assets (other than to any Sponsor or any direct or indirect Subsidiary or Affiliate of any Sponsor or any Affiliate of the Company); or

(e)            the general meeting of the Company resolves to liquidate the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person (other than any Sponsor or any direct or indirect Subsidiary or Affiliate of any Sponsor) becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.

1.2.11	“Committee” means the Compensation Committee of the Supervisory Board or such other committee of the Supervisory Board as the Supervisory Board may from time to time designate, which committee shall be composed of not less than two members of the Supervisory Board, or, if no such committee exists, the Supervisory Board.

1.2.12	“Company” means MYT Netherlands Parent B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, and any successor entity thereto.

1.2.13	“Company Voting Securities” has the meaning provided in the definition of Change in Control.

1.2.14	“Consent” has the meaning set forth in Section 3.3.2.

1.2.15	“Consultant” means any individual (other than a non-employee Director or Supervisory Board Member), who is a natural person that provides bona fide consulting or advisory services to the Company or any of its Subsidiaries or Affiliates, and such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the registrant’s securities.

1.2.16	“Covered Person” has the meaning set forth in Section 1.3.5.

1.2.17	“Director” means a member of the Management Board.

1.2.18	“Disability” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Disability,” “Disability” as defined in that agreement or (b) with respect to any other Grantee, the Grantee is unable to perform the essential functions of Grantee’s job, with a reasonable accommodation, due to illness or injury for such duration as entitles Grantee to long-term disability payments under the long-term disability plan of the Company or any of its Subsidiaries or Affiliates in which Grantee participates, or if there is no such plan applicable to the Grantee or the Committee determines otherwise in an Award Agreement, “Disability” as determined by the Committee.

1.2.19	“Effective Date” has the meaning set forth in Section 3.24.

1.2.20	“Employee” means a regular, active employee of the Company or any of its Subsidiaries or Affiliates, but not including a non-employee Director or Supervisory Board Member.

1.2.21	“Employment” means a Grantee’s performance of services for the Company or any of its Subsidiaries or Affiliates, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company or any of its Subsidiaries or Affiliates results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

1.2.22	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.23	“Fair Market Value” means, with respect to a Share, (i) if the Shares are listed on one or more established stock exchanges or traded on one or more automated quotation systems, the closing price of a Share as reported on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, or (ii) if the Shares are not listed on an established stock exchange or traded on an automated quotation system, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.24	“Grantee” means an Employee, Consultant, Director or Supervisory Board Member who receives an Award.

1.2.25	“Incumbent Board Members” has the meaning provided in the definition of Change in Control.

1.2.26	“Management Board” means the management board of the Company.

1.2.27	“Non-Qualifying Transaction” has the meaning provided in the definition of Change in Control.

1.2.28	“Ordinary Share” means an ordinary share in the share capital of the Company.

1.2.29	“Other Share-Based or Cash-Based Awards” has the meaning set forth in Section 2.6.1.

1.2.30	“Plan” has the meaning set forth in Section 1.1.

1.2.31	“Plan Action” has the meaning set forth in Section 3.3.1.

1.2.32	“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.33	“Share Limit” has the meaning set forth in Section 1.6.1.

1.2.34	“Share” means an ADS.

1.2.35	“Sponsor” means either of Ares Management, L.P. or CPP Investment Board (USRE) Inc.

1.2.36	“Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company, directly or indirectly, owns shares or other equity interests possessing 50% or more of the total combined voting power of all classes of the then-outstanding shares or other equity interests.

1.2.37	“Supervisory Board” means the supervisory board of the Company.

1.2.38	“Supervisory Board Member” means a member of the Supervisory Board.

1.2.39	“Surviving Entity” has the meaning provided in the definition of Change in Control.

1.2.40	“Tax-Related Items” means any federal, national, provincial, state, and/or local taxes (including, without limitation, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related item) related to participation in the Plan and legally applicable to a Grantee, including any employer liability for which the Grantee is liable pursuant to applicable laws or the applicable Award Agreement.

1.2.41	“YNAP Acquisition” means the Company’s acquisition of all ordinary shares without nominal value in the capital of YOOX Net-a-Porter Group S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, from Richemont Italia Holding S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy (“Richemont”), in exchange for which the Company will issue additional shares in its share capital to Richemont, pursuant to the terms and conditions set forth in that certain share purchase agreement entered into by the Company and Richemont, dated October 7, 2024.

1.3	Administration

1.3.1	The Committee (as constituted from time to time, and including any successor thereto) will administer the Plan. The Committee shall have plenary authority to grant Awards pursuant to the terms of this Plan to Directors and shall have the authority to approve any grants of Awards proposed by the Management Board to be made pursuant to the terms of this Plan to Employees and Consultants who are not Directors. In particular, the Committee will have the authority in its sole discretion to:

(a)            exercise all of the powers granted to it under the Plan;

(b)            construe, interpret and implement the Plan and all Award Agreements;

(c)            prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations and, without limiting the foregoing, to make exceptions to any such rules or regulations if the Committee, in good faith, determines appropriate in light of extraordinary circumstances and for the benefit of the Company and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an Applicable Exchange, disruption of communications or natural catastrophe) and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan;

(d)            make all determinations necessary or advisable in administering the Plan;

(e)            correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)            amend the Plan to reflect changes in applicable law;

(g)            grant, or recommend to the Supervisory Board for approval to grant, Awards and determine (in the case of Directors) or approve the determination proposed by the Management Board (in the case of Employees and Consultants who are not Directors) who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment on such Awards and conditioning the vesting of, or the lapsing of any applicable vesting restrictions or other vesting conditions on, Awards upon the attainment of performance goals and/or upon continued service;

(h)            amend any outstanding Award Agreement in any respect including, without limitation, to

(1)            accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),

(2)            accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),

(3)            waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, subject to Section 3.1 or

(4)            reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities); and

(i)            determine at any time whether, to what extent and under what circumstances and method or methods:

(1)            Awards may be (A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended,

(2)            Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee,

(3)            the exercise price for any share option may be reset, subject to Section 2.3.5.

1.3.2	Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be as fully effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive on all persons (including any Grantee). Subject to applicable law or the listing standards of the Applicable Exchange, the Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.3.3	Notwithstanding anything to the contrary contained herein, the Supervisory Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan, subject to applicable law or the listing standards of the Applicable Exchange. In any such case, the full Supervisory Board will have all of the authority and responsibility granted to any committee of the Supervisory Board that is designated as the Committee herein and, to the extent that any permitted action taken by the Supervisory Board conflicts with action taken by such Committee, the Supervisory Board action shall control.

1.3.4	Upon Awards being granted in accordance with the provisions of this Plan, the Management Board shall procure that it takes all relevant corporate action to give effect to such grant.

1.3.5	No member of the Committee, person to whom the Committee delegates its powers, responsibilities or duties in writing, including by resolution or member of the Supervisory Board or Management Board (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from:

(a)            any loss, cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and

(b)            any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person. The Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice.

The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under any directors and officers liability insurance, in each case, as amended from time to time, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to Employees, Consultants, Directors and Supervisory Board Members.

1.5	Types of Awards Under Plan

Awards may be made under the Plan in the form of cash-based or share-based Awards. Share-based Awards may be in the form of any of the following, in each case in respect of Shares:

(a)            share options, meaning an Award providing the Grantee with a right to acquire a designated number of Shares at a certain exercise price pursuant to Section 2.3,

(b)            restricted shares,

(c)            restricted share units, and

(d)            performance-based or other equity-based or equity-related Awards, including phantom shares (as further described in Section 2.6), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6	Shares Available for Awards

1.6.1	Shares Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of Shares that may be granted under the Plan will be equal to 20,800,000 Shares on the Effective Date (the “Share Limit”); provided, that the Share Limit shall increase by an additional number of Shares (the “Additional Share Pool”) equal to 14.65% of the then-outstanding share capital of the Company effective as of, and subject to and conditioned upon the consummation of the YNAP Acquisition. Notwithstanding the foregoing, if the consummation of the YNAP Acquisition does not occur prior to June 30, 2025, then the Additional Share Pool shall be equal to 3.5% of the then-outstanding share capital of the Company effective as of June 30, 2025, until such time as the YNAP Acquisition is consummated, if at all, at which point the Additional Share Pool shall be recalculated as an amount equal to 14.65% of the share capital of the Company outstanding immediately after the completion of the share issuances pursuant to the YNAP Acquisition.

1.6.2	Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of shares that may be granted under the Plan. Available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to Applicable Exchange requirements. The Shares issued pursuant to Awards granted under this Plan may be Shares that are unissued or Shares that were reacquired by the Company, including treasury Shares or Shares purchased in the open market, or ADSs.

1.6.3	Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. Shares tendered by a Grantee or withheld by the Company in payment of the exercise price of a share option or to satisfy any Tax-Related Items required to be withheld respect to an Award will be available for future grants of Awards.

1.6.4	Adjustments. The Committee will:

(a)            adjust the number of Shares authorized pursuant to Section 1.6.1,

(b)            adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in a proportionate manner as the Committee determines in good-faith to be appropriate and equitable (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of equity securities other than Shares) resulting from a recapitalization, share split, reverse share split, share dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution.

Any adjustment under this Section 1.6.3 need not be the same for all Grantees.

1.7	Awards to Supervisory Board Members

The general meeting of the Company has the authority to grant Awards pursuant to the terms of this Plan to Supervisory Board Members. The Supervisory Board Members may submit a proposal for their Awards to the general meeting of the Company. Notwithstanding any provisions contained in the Plan to the contrary, only the general meeting of the Company may amend any outstanding Award Agreement with any of the Supervisory Board Members in any respect, provided, however, that the Supervisory Board has the authority to amend any outstanding Award Agreement with any of the Supervisory Board Members if the amendment is minor and made to the benefit of the administration of the Plan, to take account of a change in legislation or obtain or maintain favorable tax, exchange control or regulatory treatment for Supervisory Board Members. Any provision of this Plan shall be interpreted in accordance with this Section 1.7.

1.8	Limits on Compensation to Directors and Supervisory Board Members

The amount, terms and other conditions of Awards granted to any Director or Supervisory Board Member shall be subject to the limitations and requirements set forth in the Company’s remuneration policy, as in effect from time to time, applicable to the Directors and Supervisory Board Members.

1.9	Share Transfer and Issuance Formalities

Under Dutch law, any transfer of issuance of Ordinary Shares in order to be valid shall require the execution of a deed to that effect by a Dutch notary.

2.	AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate and shall be delivered to the Grantee receiving such Award upon, or as promptly as is reasonably practicable following, the grant of the Award. The effectiveness of an Award shall not be subject to the Award Agreement being signed by the Company and/or the Grantee unless specifically so provided in the Award Agreement. Unless otherwise provided herein, the Committee may grant Awards in tandem with or in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a shareholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property) for which the record date is before the date the Shares are delivered, or in the event the Company elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.3	Options

2.3.1	Grant. Share options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2	Exercise Price. The exercise price per Share with respect to each share option will be determined by the Committee but, except as otherwise permitted by Section 1.6.3 or for any Acquisition Awards or as otherwise approved by the Committee and set forth in an Award Agreement, may never be less than the Fair Market Value of a Share on the date of grant. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Shares will be the Fair Market Value on the date of grant of the Award of share options.

2.3.3	Term of Share Option. In no event will any share option be exercisable after the expiration of 10 years from the date on which the share option is granted.

2.3.4	Vesting and Exercise of Share Option and Payment for Shares. A share option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the share option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any Shares not acquired pursuant to the exercise of a share option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the share option.

To exercise a share option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Committee, which may include:

(a)            personal check,

(b)            Shares, based on the Fair Market Value as of the exercise date,

(c)            any other form of consideration approved by the Company and permitted by applicable law and

(d)            any combination of the foregoing.

The Committee may also make arrangements for the cashless exercise of a share option. Any person exercising a share option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, issuing stop-transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a share option may be issued in the name of the Grantee and another jointly with the right of survivorship.

Notwithstanding anything to the contrary contained herein, upon the exercise of a share option resulting in an issuance of Shares, the Grantee shall immediately pay in cash the nominal value of an Ordinary Share in connection with such issuance, unless the Committee has decided that such par value shall be charged against the Company’s reserves (subject to applicable law).

2.3.5	Repricing. Except as otherwise permitted by Section 1.6.3, the Committee shall not, without the approval by the general meeting of the Company (a) reduce the exercise price of share options issued and outstanding under the Plan, (b) amend or cancel a share option when the exercise price exceeds the Fair Market Value of one Share in exchange for the grant of a substitute Award or repurchase for cash or other consideration, in each case with the effect of reducing the exercise price and except in accordance with Section 3.6, or (c) take any other action with respect to a share option that would be treated as a repricing under the rules and regulations of the Applicable Exchange.

2.4	Restricted Shares

2.4.1	Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such shares, the Grantee will have the rights of a shareholder with respect to the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares.

Upon the issuance of restricted shares, the Grantee shall immediately pay in cash the par value of an Ordinary Share in connection with such issuance, unless the Committee has decided that such par value shall be charged against the Company’s reserves (subject to applicable law).

2.4.2	Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any restricted share will be retained by the Company and will be paid to the relevant Grantee (without interest) when the Award of restricted shares vests and will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 1.6.3).

2.5	Restricted Share Units

The Committee may grant Awards of restricted share units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted share unit will have only the rights of a general unsecured creditor of the Company, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted share unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.

Upon the vesting of a restricted share unit resulting in an issuance of Shares, the Grantee shall immediately pay in cash the par value of an Ordinary Share in connection with such issuance, unless the Committee has decided that such par value shall be charged against the Company’s reserves (subject to applicable law).

2.6	Performance-Based and Other Share-Based or Cash-Based Awards

2.6.1	Grant. The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share awards, performance units settled in cash and phantom shares) (“Other Share-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of performance goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the Netherlands.

2.6.2	Performance Criteria. The performance goals may be based on one or more of the following business criteria (either separately or in combination) with regard to the Company (or a Subsidiary, division, other operational unit or administrative department of the Company), or such other performance goal as the Committee determines appropriate: measures of efficiency (including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions, working capital, cash levels or general expense ratios; asset growth; earnings per share or net earnings; enterprise value or value creation targets; combined net worth; debt to equity ratio; revenues, sales, net revenues or net sales measures; gross merchandise value or gross merchandise value measures; gross profit or operating profit measures (including before or after taxes or other similar measures); adjusted IFRS and non-IFRS measures calculated by the Company as approved by the Supervisory Board for disclosure in the Company’s annual and interim financial reports on Form 20-F and Form 6-K, respectively; investment performance; income or operating income measures (with or without investment income or income taxes, before or after risk-adjustment, or other similar measures); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return measures (including return on capital, invested capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, investment, assets, or net assets or total shareholder return or similar measures); market share measures; measures of balance sheet achievements (including debt reductions, leverage ratios or other similar measures); increase in the Fair Market Value of Shares; changes (or the absence of changes) in the per share or aggregate Fair Market Value of Shares (including total shareholder returns); and number of securities sold and funds from operations. Any of the foregoing performance goals may be measured in absolute terms or relative to historic performance or the performance of other companies or an index.

3.	MISCELLANEOUS

3.1	Amendment of the Plan

3.1.1	Unless otherwise provided in the Plan or in an Award Agreement, the Supervisory Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.6.3, 1.7, 1.8, and 3.6, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent. Subject to Sections 1.6.3 and 3.6, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without the Grantee’s consent.

3.1.2	Unless otherwise determined by the Supervisory Board, approval of the general meeting of the Company of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of an Applicable Exchange or self-regulatory agency.

3.2	Tax Withholding

Grantees will be solely responsible for any Tax-Related Items (including any penalties and any interest that accrues thereon) that they incur in connection with the receipt, vesting, exercise or settlement of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to any withholding obligation for Tax-Related Items on the part of the Company relating to an Award:

(a)            the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee from the Company or any of its Subsidiaries or Affiliates whether or not pursuant to the Plan (including Shares otherwise deliverable),

(b)            the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or

(c)            the Company may enter into any other suitable arrangements to withhold, in each case, in the Committee’s discretion, amounts of such Tax-Related Items required by law to be withheld, based upon the maximum required tax withholding rate for the Grantee (or such other rate that will not cause an adverse accounting consequence or cost), including the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Grantee and vested for at least six months (or such other period as established by the Committee to avoid adverse accounting consequence or cost) or the Company’s withholding from Shares to be issued pursuant to an Award, in either case, having an aggregate Fair Market Value approximately equal to the amount to be withheld, the sale of Shares issued pursuant to an Award and having the Company withhold from the proceeds of the sale of such Shares, or any other method of withholding determined by the Committee that is permissible under applicable law.

3.3	Required Consents

3.3.1	If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee.

3.3.2	The term “Consent” as used in this Section 3.3 with respect to any Plan Action includes:

(a)            any and all listings, registrations or qualifications in respect thereof upon any Applicable Exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the Netherlands,

(b)            any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made,

(c)            any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency,

(d)            any and all consents by the Grantee to:

(1)            the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan,

(2)            the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award, and

(3)            the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan, and

(e)            any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any Applicable Exchange.

3.4	Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company or any of its Subsidiaries or Affiliates and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.5	Nonassignability; No Hedging

Subject to Section 1.9 and unless otherwise provided in an Award Agreement or written Company policy, or with the consent of the Committee in its sole discretion, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative (it being understood that the term “Grantee” includes such legal representative and other permitted transferee; provided, that the phrase “termination of Employment” and similar terms shall continue to refer to the termination of Employment with respect to the original participant). Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6	Change in Control

In the event of a Change in Control and unless otherwise provided in the Award Agreement with respect to a particular Award, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under applicable tax law, in accordance with one or more of the following methods as determined by the Committee in its sole discretion:

(a)            settle such Awards for an amount (as determined in the sole discretion of the Committee) of cash or securities equal to their value, where in the case of share options, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such awards;

(b)            provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion;

(c)            modify the terms of such awards to add events, conditions or circumstances upon which the vesting of such Awards or lapse of restrictions thereon will accelerate;

(d)            deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Committee) after closing; or

(e)            provide that for a period of at least 20 days prior to the Change in Control, any share options that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any share options not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control.

In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (a) above are (i) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (ii) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all share options are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any share option for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

3.7	No Continued Employment or Engagement; Right of Discharge Reserved

Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment, or other engagement, with the Company or any of its Subsidiaries or Affiliates, nor will it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate, or alter the terms and conditions of, such Employment or other engagement at any time.

3.8	Nature of Payments

3.8.1	Any and all grants of Awards and deliveries of Shares, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will be aggregated in order to eliminate any fractional shares.

3.8.2	All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9	Non-Uniform Determinations

3.9.1	The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.9.2	To the extent the Committee deems it necessary, appropriate or desirable to comply with local law or practices in the jurisdiction in which the Grantees are located and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside Germany, or who are not compensated from a payroll maintained in Germany, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside Germany, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory provisions, and grant Awards (or amend existing Awards) in accordance with those rules.

3.10	Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11	Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12	Termination of Plan

The Supervisory Board reserves the right to terminate the Plan at any time; provided, that in any case, the Plan will terminate one day before the tenth anniversary of the Effective Date; provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13	Clawback Policy

Awards under the Plan will be subject to any clawback policy that the Company may adopt from time to time in order to comply with applicable law or the listing standards of the Applicable Exchange and, in accordance with such policy, may be subject to the requirement that the Awards (or any proceeds therefrom) be repaid to the Company after they have been distributed to the Grantee, subject in all cases to applicable law. Any Award granted under the Plan is exclusively aimed at supporting the Grantee’s loyalty with the Company or any of its Subsidiaries or Affiliates through participation in the Plan and such Award, and is in no way intended to compensate the Grantee for the Grantee’s employment or service rendered to the Company or any of its Subsidiaries or Affiliates.

3.14	Governing Law

THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF GERMANY, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

3.15	Disputes; Choice of Forum

3.15.1	The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction and venue of a competent court in Munich, Germany. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.15.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.15.1.

3.15.2	Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.16, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.16	Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Supervisory Board or the Management Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee.

3.17	Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18	No Liability of Company

Notwithstanding anything to the contrary contained herein, in no event will the Company be liable to a Grantee on account of: (a) an Award’s failure to (1) qualify for favorable tax treatment in the jurisdiction in which the Grantee is located or (2) avoid adverse tax treatment in the jurisdiction in which the Grantee is located, or (b) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder.

3.19	No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.5 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.20	Unfunded Status of Plan

It is intended that this Plan constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

3.21	Expenses

The expenses of administering the Plan shall be borne by the Company or its Subsidiaries or Affiliates.

3.22	Relationship to Other Benefits

No Award or payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any of its Subsidiaries or Affiliates, except as otherwise specifically provided in such other plan or as required by applicable law

3.23	Successors and Assigns of the Company

The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 3.6.

3.24	Date of Adoption; Effective Date

The Plan was originally adopted by the Supervisory Board and by the general meeting of the Company on December 17, 2020, and amended and restated on November 8, 2023, and further amended and restated on March [__], 2025 (the “Effective Date”). The Plan shall be submitted to the Management Board for adoption as soon as practicable following the Effective Date.

APPENDIX A
TO
MYT NETHERLANDS PARENT B.V.
2023 OMNIBUS INCENTIVE PLAN

(for United States taxpayers only)

The provisions of this Appendix A shall form a part of the Second Amended and Restated MYT Netherlands Parent B.V. 2023 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”), the terms of which are incorporated herein by reference. Capitalized terms not defined herein shall have the meanings set forth in the Plan.

1.            Applicability.

The purpose of this Appendix A is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the United States federal income taxation applicable laws currently in force in the United States.

This Appendix A applies to any Grantee who is subject to income taxation under the federal tax laws of the United States as a resident or non-resident of the United States (a “U.S. Grantee”). This Appendix A shall be deemed to be part of the Plan and all of the provisions of the Plan shall apply to this Appendix A, and where any terms of this Appendix A are in conflict with the Plan, the terms of this Appendix A shall control.

Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable laws, the terms set forth in this Appendix A shall apply to all Awards granted to U.S. Grantees.

2.            Definitions. The following additional definitions will apply to grants made to U.S. Grantees:

(a)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b)            “Incentive Share Option” means a share option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Share Option in the applicable Award Agreement.

(c)            “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

(d)            “Ten Percent Shareholder” means a person owning shares possessing more than 10% of the total combined voting power of all classes of share of the Company and of any Subsidiary or parent corporation of the Company.

(e)            “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

3.            Adjustments. The adjustments under Section 1.6.3 of the Plan shall apply to the number of Shares set forth in Section 4(a) hereof that can be issued through Incentive Share Options.

4.            Incentive Share Options.

(a)            No more than a total number of Shares equal to the Share Limit on the Effective Date (as adjusted pursuant to the provisions of Section 1.6.3 of the Plan) that can be delivered under the Plan may be issued through Incentive Share Options in any five year period. Incentive Share Options may not be granted under the Plan after the tenth anniversary of the date of the Committee’s most recent approval thereof.

(b)            With respect to any share options granted to a U.S. Grantee, at the time of grant, the Committee will determine:

(1)            whether all or any part of a share option granted to an eligible Employee will be an Incentive Share Option, and

(2)            the number of Shares subject to such Incentive Share Option; provided, that

(A)            the aggregate Fair Market Value (determined as of the time the option is granted) of the share with respect to which Incentive Share Options are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000 and

(B)            no Incentive Share Option (other than an Incentive Share Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Share Option under the Code.

The form of any share option which is entirely or in part an Incentive Share Option will clearly indicate that such share option is an Incentive Share Option or, if applicable, the number of Shares subject to the Incentive Share Option.

(c)            The exercise price per share with respect to each share option will be determined by the Committee pursuant to Section 2.3.2 of the Plan, but, except as otherwise permitted by Section 1.6.3 of the Plan and except for any Acquisition Awards, may never be less than the Fair Market Value of a Share (or, in the case of an Incentive Share Option granted to a Ten Percent Shareholder, 110% of the Fair Market Value).

(d)            In no event will any share option be exercisable after the expiration of 10 years (or, in the case of an Incentive Share Option granted to a Ten Percent Shareholder, 5 years) from the date on which the share option is granted.

5.            Amendment of the Plan. Notwithstanding any provision of Section 3.1.2 of the Plan to the contrary, if and to the extent the Supervisory Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.

6.            Right of Offset. Notwithstanding any provision of Section 3.4 of the Plan to the contrary, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

7.            Section 409A.

(a)            All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Committee, the Supervisory Board and the Management Board will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern.

(b)            Without limiting the generality of Section 7(a) hereof, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(1)            any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s “separation from service” (within the meaning of Section 409A);

(2)            any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;

(3)            to the extent necessary to avoid the imposition of taxes under Section 409A, any such payment to a specified employee (as determined in accordance with Section 409A of the Code) to be made with respect to such Award in connection with such Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six months after such Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(4)            to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(5)            with respect to any required Consent described in Section 3.3 of the Plan or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

(6)            if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; and

(7)            for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that, subject to compliance with Section 409A, the language “at least 20 percent” may be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

8.            Section 457A. This Plan and the Awards are not intended to be subject to Section 457A of the Code. Notwithstanding any other provision of this Plan, if this Plan or any Award is subject to Section 457A of the Code, each of the Committee, the Supervisory Board and the Management Board, as applicable, reserves the authority to amend this Plan or any Award or adopt other policies or procedures or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award that the Committee, the Supervisory Board and the Management Board, respectively, deems necessary or appropriate to exempt the Award from Section 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 457A of the Code if an exemption is not available.

9.            Section 280G. In the event that any payments or benefits otherwise payable to a Grantee (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable United States federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Grantee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 9 will be made in writing by a nationally-recognized firm selected by the Company, whose determination will be conclusive and binding upon the Grantee. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Grantee. In the event that acceleration of vesting of equity awards under the Plan is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

10.            Status of Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

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